Exhibit 10.7
[Composite Conformed Copy]

     POWER CONTRACT, dated as of May 20, 1968, between MAINE YANKEE ATOMIC POWER COMPANY ("Maine Yankee"), a Maine corporation, and
               (The names of the Purchasers appear in the attached Appendix) (the "Purchaser").

     It is agreed as follows:

1.   Basic Understandings

     Maine Yankee has been organized to provide for the supply of power to its eleven sponsoring utility companies (including the Purchaser). Late in 1966 and early in 1967, it entered into contracts for the manufacture of the major components and the services of an architect-engineer for the construction of a nuclear electric generating unit of the pressurized water type, designed to have a capability of approximately 800 megawatts electric, at a site on tidewater in the Town of Wiscasset, Maine (such unit being herein, together with the site and all related facilities to be owned by Maine Yankee, referred to as the "Unit"). Construction of the Unit is now being carried out under contracts with Combustion Engineering, Inc. and Westinghouse Electric Corporation for certain major systems of equipment and Stone and Webster Engineering Corporation as Architect-Engineer.

     The Unit is to be operated to supply power to each of the eleven sponsoring utilities (the "sponsors"), each of which has contemporaneously agreed to purchase a stated percentage of the capacity and output of the Unit and a like percentage of Maine Yankee's stock. The names of the sponsors and their respective percentages ("entitlement percentages") of the capacity and output of the Unit are as follows:

                                                    Entitlement
               Sponsors                             Percentage

     Central Maine Power Company                       38.0%
     New England Power Company                         20.0%
     The Connecticut Light and Power Company            8.0%
     Bangor Hydro-Electric Company                      7.0%
     Maine Public Service Company                       5.0%
     Public Service Company of New Hampshire            5.0%
     Cambridge Electric Light Company                   4.0%
     Montaup Electric Company                           4.0%
     The Hartford Electric Light Company                4.0%
     Western Massachusetts Electric Company             3.0%
     Central Vermont Public Service Corporation         2.0%

     Maine Yankee and its other sponsors are contemporaneously entering into power contracts which are identical to this contract except for necessary changes in the names of the parties.

2.   Effective Date and Term

     This contract shall become effective upon receipt by the Purchaser of notice that Maine Yankee has entered into power contracts, as contemplated by
Section 1 above, with each of the other sponsors. The term of this contract shall expire 30 years after the plant completion date.

     The "plant completion date" shall be the earlier of (i) December 31, 1973, or (ii) the date on which the Unit is placed in commercial operation, as determined by Maine Yankee (the "commercial operation date").

3.   Construction of the Unit

     Maine Yankee will proceed with due diligence with construction of the Unit, and will exercise its best efforts to complete and place it in commercial operation by May 1, 1972 within present cost estimates, and will keep the Purchaser reasonably informed as to the progress of construction, material modifications in cost estimates, and the expected plant completion date.

4.   Operation and Maintenance of the Unit

     Maine Yankee will operate and maintain the Unit in accordance with good utility practice under the circumstances and all applicable law, including the applicable provisions of the Atomic Energy Act of 1954, as amended, and of any licenses issued thereunder to Maine Yankee. Within the limits imposed by good utility practice under the circumstances and applicable law, the Unit will be operated at its maximum capability and on a long hour use basis.

     Outages for inspection, maintenance, refueling and repairs and replacements will be scheduled in accordance with good utility practice and insofar as practicable shall be mutually agreed upon by Maine Yankee and the Purchaser. In the event of an outage, Maine Yankee will use its best efforts to restore the Unit to service as promptly as practicable.

5.   Purchaser's Entitlement

     The Purchaser will, throughout the term of this contract, be entitled and obligated to take its entitlement percentage of the capacity and net electrical output of the Unit, at whatever level the Unit is operated or operable, whether more or less than 800 megawatts electric.

6.   Deliveries and Metering

     The Purchaser's entitlement percentage of the output of the Unit will be delivered to and accepted by it at the step-up substation at the site. All deliveries will be made in the form of 3-phase, 60 cycle, alternating current at a nominal voltage of 345,000 volts. The Purchaser will make its own arrangements for the transmission of its entitlement percentage of the output of the Unit.

     Maine Yankee will supply and maintain all necessary metering equipment for determining the quantity and conditions of supply of deliveries under this contract, will make appropriate tests of such equipment in accordance with good utility practice and as reasonably requested by the Purchaser, and will maintain the accuracy of such equipment within reasonable limits. Maine Yankee will furnish the Purchaser with such summaries of meter readings as the Purchaser may reasonably request.

7.   Payment

     With respect to each month commencing prior to the plant completion date, the Purchaser will pay Maine Yankee at the rate of 3.75 mills per kilowatt-hour, for the Purchaser's entitlement percentage of the net electrical output (if any) of the Unit during the particular month.

     With respect to each month commencing on or after the plant completion date, the Purchaser will pay Maine Yankee an amount equal to the Purchaser's entitlement percentage of the sum of (a) Maine Yankee's total fuel costs for the month with respect to the Unit, plus (b) Maine Yankee's total operating expenses for the month with respect to the Unit, plus (c) an amount equal to one-twelfth of the composite percentage for such month of the net Unit investment as most recently determined in accordance with this Section 7.

     "Composite percentage" shall be computed as of the plant completion date and as of the last day of each month thereafter (the "computation date") and for any month the composite percentage shall be that computed as of the last day of the previous month. "Composite percentage" as of a computation date shall be the sum of (i) nine and eight-tenths percent (9.8%) multiplied by the percentage which equity investment with respect to the Unit (other than equity investment for the financing of fuel inventory, including nuclear materials and the cost of fabrication thereof, for the Unit) as of such date is of the total capital as of such date; plus (ii) the "effective interest rate" per annum of each principal amount of indebtedness outstanding on such date for money borrowed with respect to the Unit (other than for money borrowed for the financing of fuel inventory, including nuclear materials and the cost of fabrication thereof, for the Unit), multiplied by the percentage which such principal amount is of total capital as of such date. The "effective interest rate" of each principal amount of indebtedness referred to in clause (ii) of the next preceding sentence will reflect the annual interest requirements and to the extent applicable, amortization of issue expenses, discounts and premiums, sinking fund call premiums, expenses and discounts, refunding and retirement expenses, discounts and premiums, and all other expenses applicable to the issue.

     "Equity investment" as of any date shall consist of the sum of (i) all amounts theretofore paid to Maine Yankee for all capital stock theretofore issued, plus all capital contributions, less the sum of any amounts paid by Maine Yankee in the form of stock retirements, repurchases or redemptions or return of capital; plus (ii) any credit balance in the capital surplus account not included under (i) and in the earned surplus account on the books of Maine Yankee as of such date.

     "Total capital" as of any date shall be the equity investment with respect to the Unit, plus the total of all other securities and indebtedness then outstanding with respect to the Unit other than equity investment, securities, indebtedness and other obligations issued in connection with the financing or leasing of fuel inventory, including nuclear materials and the cost of fabrication thereof, for the Unit.

     "Uniform System" shall mean the Uniform System of Accounts prescribed by the Federal Power Commission for Class A and Class B Public Utilities and Licensees as in effect on the date of this contract and as said System may be hereafter amended to take account of private ownership of special nuclear material.

     Maine Yankee's "fuel costs" for any month shall include (i) amounts chargeable in accordance with the Uniform System in such month as amortization of costs of fuel assemblies and components and burnup of nuclear materials for the Unit; plus (ii) all other amounts properly chargeable in accordance with the Uniform System to fuel costs for the Unit less any applicable credits thereto; plus (iii) one-twelfth of nine and eight-tenths percent (9.8%) multiplied by the equity investment for the financing of fuel inventory, including nuclear materials and the cost of fabrication thereof, for the Unit; plus (iv) to the extent not provided for in any of the foregoing, all payments (or accruals therefor or amortization thereof) with respect to obligations incurred in connection with the financing or leasing of fuel inventory, including nuclear materials and the cost of fabrication thereof, for the Unit.

     Maine Yankee's "operating expenses" shall include all amounts properly chargeable to operating expense accounts (other than such amounts which are included in Maine Yankee's fuel costs) less any applicable credits thereto, in accordance with the Uniform System; provided, however, that for the purposes of this contract, the accrual of depreciation and amortization of the Unit as an operating expense shall commence on the plant completion date.

The amount of depreciation and amortization for each period shall be at a rate at least sufficient to fully amortize the then non-salvable plant investment balance in equal amounts over the periods remaining until May 1, 2002.

     The "net Unit investment" shall consist, in each case with respect to the Unit, of the net sum of (i) the aggregate amount properly chargeable at the time in accordance with the Uniform System to Maine Yankee's electric plant accounts (including construction work in progress); plus (ii) the amount of any unamortized property losses; less (iii) the amount of any reserves for depreciation and for amortization of property losses; plus (iv) such allowances for inventories, materials and supplies (other than fuel assemblies and components), prepaid items and cash working capital as may reasonably be determined from time to time by Maine Yankee.

     The net Unit investment shall be determined as of the plant completion date and thereafter as of the commencement of each calendar year, or if Maine Yankee elects, at more frequent intervals.

     Maine Yankee will bill the Purchaser, as soon as practicable after the end of each month, for all amounts payable by the Purchaser with respect to the particular month. Such bills will be rendered in such detail as the Purchaser may reasonably request and may be rendered on an estimated basis subject to corrective adjustments in subsequent billing periods. All bills shall be paid in full within 10 days after receipt thereof by the Purchaser.

8.   Make-up Term and Option Term

     (a) The Purchaser may elect to extend the contract term by written notice to Maine Yankee upon the following conditions and for the following period or periods:

     (i) In the event that the Unit is not in commercial operation on the plant completion date, the contract term may be extended for a period equal to the number of consecutive days by which commercial operation is delayed beyond the plant completion date; and

     (ii) if at any time after the commencement of commercial operation no deliveries are made under this contract for a period of at least 120 consecutive days, the contract may be extended for a period equal to the aggregate of such periods during which no deliveries were made.

If the term of the contract is extended pursuant to the provisions of this subsection (a), all of the contract provisions shall remain in effect for the extended term.

     (b) Upon expiration of the initial term of this contract or upon expiration of the term as extended in accordance with subsection (a) of this
Section 8, the Purchaser shall continue to be entitled, at its option, to its entitlement percentage of the capacity and output of the Unit upon terms at least as favorable as those obtained by any other person.

9.   Cancellation of Contract

     If deliveries cannot be made to the Purchaser because either

     (i) the Unit is damaged to the extent of being completely or substantially completely destroyed, or

     (ii) the Unit is taken by exercise of the right of eminent domain or a similar right or power, or

     (iii) (a) the Unit cannot be used because of contamination, or because a necessary license or other necessary public authorization cannot be obtained or is revoked, or because the utilization of such a license or authorization is made subject to specified conditions which are not met, and
(b) the situation cannot be rectified to an extent which will permit Maine Yankee to make deliveries to the Purchaser from the Unit;

then and in any such case, the Purchaser may cancel this contract. Such cancellation shall be effected by written notice given by the Purchaser to Maine Yankee. In the event of such cancellation, all continuing obligations of the parties, including the Purchaser's obligations to continue payments, shall cease forthwith.

     The Purchaser may cancel this contract or be relieved of its obligations to make payments hereunder only as provided in the next preceding paragraph of this Section 9. Further, if for reasons beyond Maine Yankee's reasonable control, deliveries are not made as contemplated by this contract, Maine Yankee shall have no liability to the purchaser on account of such nondelivery.

10.  Insurance

     Prior to the first shipment of fuel to the plant site, Maine Yankee will obtain, and thereafter will at all times maintain, insurance to cover its "public liability" for personal injury and property damage resulting from a "nuclear incident" (as those terms are defined in the Atomic Energy Act of 1954 as amended), with limits not less than Maine Yankee may be required to maintain to qualify for governmental indemnity under said Act and shall execute and maintain an indemnification agreement with the Atomic Energy Commission as provided by said Act. Maine Yankee will also at all times maintain such other types of liability insurance, including workmens' compensation insurance, in such amounts, as is customary in the case of other similar electric utility companies, or as may be required by law.

     Maine Yankee will at all times keep insured such portions of the Unit (other than the fuel assemblies and components, including nuclear materials) as are of a character usually insured by electric utility companies similarly situated and operating like properties, against the risk of a "nuclear incident" and such other risks as electric utility companies, similarly situated and operating like properties, usually insure against; and such insurance shall to the extent available be carried in amounts sufficient to prevent Maine Yankee from becoming a co-insurer. Maine Yankee will at all times keep its fuel assemblies and components (including nuclear materials) insured against such risks and in such amounts as shall, in the opinion of Maine Yankee, provide adequate protection.

11.  Additional Units

     Maine Yankee or its nominees may install one or more additional generating units at the Wiscasset site. The installation of such unit or units shall not affect the terms of this contract, but in such case if any portion of the Unit (whether such portion constitutes land, structures or equipment) is also used with an additional unit or units, an appropriate allocation of the cost of the Unit shall be made and the net Unit investment shall be reduced accordingly, subject, however, to the limitation that the aggregate amount of the reduction in net Unit investment resulting from all such allocations shall not exceed $5,000,000. Maine Yankee may make any other necessary allocations or any necessary adjustments in its accounts with respect to the Unit (including fuel assemblies and components) and any additional unit or units, and such allocations and adjustments shall be binding on the sponsors.

12.  Audit

     Maine Yankee's books and records (including metering records) shall be open to reasonable inspection and audit by the Purchaser.

13.  Arbitration

     In case any dispute shall arise as to the interpretation or performance of this contract which cannot be settled by mutual agreement and which may be finally determined by arbitration under the law of the State of Maine then in effect, such dispute shall be submitted to arbitration, and arbitration of such dispute shall be a condition precedent to any action at law or suit in equity that can be brought. The parties shall if possible agree upon a single arbitrator. In case of failure to agree upon an arbitrator within 15 days after the delivery by either party to the other of a written notice requesting arbitration, either party may request the American Arbitration Association to appoint the arbitrator. The arbitrator, after opportunity for each of the parties to be heard, shall consider and decide the dispute and notify the parties in writing of his decision. The expenses of the arbitration shall be borne equally by the parties.

14.  Regulation

     This contract, and all rights, obligations and performance of the parties hereunder, are subject to all applicable state and federal law and to all duly promulgated orders and other duly authorized action of governmental authority having jurisdiction in the premises.

15.  Assignment

     This contract shall be binding upon and shall inure to the benefit of, and may be performed by, the successors and assigns of the parties, except that no assignment, pledge or other transfer of this contract by either party shall operate to release the assignor, pledgor or transferor from any of its obligations under this contract unless consent to the release is given in writing by the other party, or, if the other party has theretofore assigned, pledged or otherwise transferred its interest in this contract, by the other party's assignee, pledgee or transferee, or unless such transfer is incident to a merger or consolidation with, or transfer of all or substantially all of the assets of the transferor to, another sponsor which shall, as a part of such succession, assume all the obligations of the transferor under this contract.

16.  Right of Setoff

     The Purchaser shall not be entitled to set off against the payments required to be made by it under this contract (i) any amounts owed to it by Maine Yankee or (ii) the amount of any claim by it against Maine Yankee. However, the foregoing shall not affect in any other way the Purchaser's right and remedies with respect to any such amounts owed to it by Maine Yankee or any such claim by it against Maine Yankee.

17.  Interpretation

     The interpretation and performance of this contract shall be in accordance with and controlled by the law of the State of Maine.

18.  Addresses

     Except as the parties may otherwise agree, any notice, request, bill or other communication from one party to the other, relating to this contract, or the rights, obligations or performance of the parties hereunder, shall be in writing and shall be effective upon delivery to the other party. Any such communication shall be considered as duly delivered when delivered in person or upon the lapse of 48 hours from mailing by registered or certified mail, postage prepaid, to the post office address of the other party shown following the signature of such other party hereto, or such other address as may be designated by written notice given as provided in this Section 18.

19.  Corporate Obligations

     This contract is the corporate act and obligation of the parties hereto, and any claim hereunder against any stockholder (other than the Purchaser), director or officer of either party, as such, is expressly waived.

20.  All Prior Agreements Superseded

     This contract represents the entire agreement between us relating to the subject matter hereof, and all previous agreements, discussions, communications and correspondence with respect to the subject matter are hereby superseded and are of no further force and effect.

     IN WITNESS WHEREOF, the parties have executed this contract by their respective officers thereunto duly authorized as of the date first above written.

                                   MAINE YANKEE ATOMIC POWER COMPANY


                                   By   William H. Dunham
                                             President


                                   9 Green Street
                                   Augusta, Maine 04330


                                             [Purchaser]

                                   By
                                          (Officer & Title)

                                             (Address)
APPENDIX


     Separate Power Contracts were entered into, identical in form with the foregoing except as to the execution thereof and except that on page 1 the names of the respective Purchasers were inserted.

     The Power Contracts were executed by the respective parties thereto, as follows:

MAINE YANKEE ATOMIC POWER COMPANY

By   W. H. Dunham,
     President
          9 Green Street
          Augusta, Maine 04330

CENTRAL MAINE POWER COMPANY

By   S. Giddings
     Executive Vice President
          9 Green Street
          Augusta, Maine

NEW ENGLAND POWER COMPANY

By   Robert F. Krause
     President
          441 Stuart Street
          Boston, Massachusetts

THE CONNECTICUT LIGHT AND POWER COMPANY

By   Sherman R. Knapp
     Chairman
          P.O. Box 2010
          Hartford, Connecticut 06101

BANGOR HYDRO-ELECTRIC COMPANY

By   R. N. Haskell
     President
          33 State Street
          Bangor, Maine 04401

MAINE PUBLIC SERVICE COMPANY

By   C. H. Stetson
     Chairman
          209 State Street
          Presque Isle, Maine 04769

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

By   W. C. Tallman
     President
          1087 Elm Street
          Manchester, New Hampshire 03105

CAMBRIDGE ELECTRIC LIGHT COMPANY

By   John F. Rich
     President
          130 Austin Street
          Cambridge, Massachusetts 02139

MONTAUP ELECTRIC COMPANY

By   Guido R. Perera
     President
          P.O. Box 2333
          Boston, Massachusetts 02107

THE HARTFORD ELECTRIC LIGHT COMPANY

By   C. L. Derrick
     Chairman
          P.O. Box 2370
          Hartford, Connecticut 06101

WESTERN MASSACHUSETTS ELECTRIC COMPANY

By   Robert E. Barrett, Jr.
     President
          174 Brush Hill Avenue
          West Springfield, Massachusetts 01089

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By   L. Douglas Meredith
     President
          77 Grove Street
          Rutland, Vermont 05701